EXHIBIT B

SKYBRIDGE MULTI-ADVISER HEDGE FUND PORTFOLIOS LLC
527 Madison Avenue, 16th Floor
New York, New York 10022

OFFER TO PURCHASE UP TO 25% OF OUTSTANDING
MULTI-STRATEGY SERIES G SHARES AT NET ASSET VALUE

DATED JUNE 25, 2012

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK TIME, ON WEDNESDAY, JULY 25, 2012, UNLESS SUCH OFFER IS EXTENDED

To the Members of SkyBridge Multi-Adviser Hedge Fund Portfolios LLC:

SkyBridge Multi-Adviser Hedge Fund Portfolios LLC, a closed-end, non-diversified, management investment company organized as a Delaware limited liability company (the “Company”), offers its shares of limited liability company interests (“Shares”) in a single series designated as “Multi-Strategy Series G” (the “Series”).  The Company is offering to purchase for cash, securities or cash and securities on the terms and conditions set out in this Offer to Purchase and the related Notice of Intent to Tender (which together constitute the “Offer”) up to 25% of its outstanding Multi-Strategy Series G Shares, from the Members of the Company holding the Shares, at their unaudited net asset value per Share as of September 28, 2012.  The Offer will remain open until 11:59 p.m., New York time, on July 25, 2012 unless the Offer is extended.

If the Company elects to extend the tender period, for the purpose of determining the purchase price for tendered Shares, the net asset value will be determined as of the close of business on the last business day of the second month after the month in which the Offer actually expires (within 10 business days of such date).  This Offer is being made to all Members and is not conditioned on any minimum amount of Shares being tendered, but is subject to certain conditions described below.  Shares are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Company’s Limited Liability Company Agreement as currently in effect (the “LLC Agreement”).

Members should realize that the value of the Shares tendered in this Offer likely will change between April 30, 2012 (the last date for which net asset values were calculated) and September 28, 2012, the date for which the value of the Shares tendered to the Company will be determined for purposes of calculating the purchase price of such Shares.  Members tendering all of their Shares should also note that they will remain Members of the Company with respect to the Shares tendered and accepted for purchase by the Company through September 28, 2012, the valuation date of the Offer as of which the net asset value of their Shares is calculated.

Any tendering Members that wish to obtain the estimated net asset value for their Shares should contact BNY Mellon Investment Servicing at (800) 305-0816 or BNY Mellon Investment Servicing, PO Box 9861, Providence RI 02940-5078, Monday through Friday, except holidays,

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during normal business hours of 9:00 a.m. to 5:00 p.m., New York time.  IMPORTANT NOTE:  Any estimated net asset value provided by BNY Mellon Investment Servicing will be based on information supplied by third parties and is provided to Members for convenience only and not pursuant to any obligation on the part of the Company.  Neither the Company nor BNY Mellon Investment Servicing can give any assurances as to the accuracy of such information; nor can either give any assurance that the next regularly computed, monthly net asset value will not differ (sometimes significantly) from such estimated net asset value.  Moreover, estimated information cannot be read as superseding any regularly computed, monthly net asset value.

Members desiring to tender all or some of their Shares in accordance with the terms of the Offer should complete and sign the attached Notice of Intent to Tender and send or deliver it as instructed therein.

IMPORTANT

NEITHER THE COMPANY, ITS ADVISER NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY MEMBER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES.  MEMBERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES, AND, IF THEY CHOOSE TO DO SO, THE NUMBER OF SHARES TO TENDER.

BECAUSE EACH MEMBER’S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER A MEMBER SHOULD TENDER SHARES PURSUANT TO THE OFFER.  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE NOTICE OF INTENT TO TENDER.  IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

BECAUSE THIS OFFER IS LIMITED AS TO THE NUMBER OF SHARES ELIGIBLE TO PARTICIPATE, NOT ALL SHARES TENDERED FOR PURCHASE BY MEMBERS MAY BE ACCEPTED FOR PURCHASE BY THE COMPANY.  THIS MAY OCCUR, FOR EXAMPLE, WHEN ONE OR MORE LARGE INVESTORS (INCLUDING AFFILIATES OF THE ADVISER) SEEKS TO TENDER A SIGNIFICANT NUMBER OF SHARES OR WHEN A LARGE NUMBER OF INVESTORS TENDER SIMULTANEOUSLY.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

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Questions, requests for assistance and requests for additional copies of the Offer may be directed to BNY Mellon Investment Servicing.

BNY Mellon Investment Servicing

PO Box 9861

Providence RI 02940-5078

Phone:  (800) 305-0816

Fax:  (508) 599-6082

You may also direct questions or requests for assistance to your financial consultant.

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TABLE OF CONTENTS

1.	Summary Term Sheet	1

2.	Background and Purpose of the Offer	3

3.	Offer to Purchase and Price	4

4.	Amount of Tender	4

5.	Procedure for Tenders	5

6.	Withdrawal Rights	6

7.	Purchases and Payment	6

8.	Certain Conditions of the Offer	7

9.	Certain Information About the Company	8

10.	Certain Federal Income Tax Consequences	9

11.	Miscellaneous	10

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1.	SUMMARY TERM SHEET.

This Summary Term Sheet highlights certain information concerning this Offer.  To understand the Offer fully and for a more complete discussion of the terms and conditions of the Offer, please read carefully the entire Offer and the related Notice of Intent to Tender.  Section references are to this Offer.

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The Company (referred to as “we” or the “Company” in this Summary of Terms) is offering to purchase up to 25% of its outstanding Multi-Strategy Series G Shares.  We will purchase your Shares at their unaudited net asset value per Share (that is, the value of assets minus its liabilities, divided by the number of Shares outstanding) determined as of the Valuation Date (as defined below).  This Offer will remain open until 11:59 p.m., New York time, on July 25, 2012 unless the Offer is extended.  All determinations as to the receipt of notices from Members relating to the tender of Shares, including, without limitation, determinations whether to excuse or waive certain variations from relevant procedural requirements, will be in the sole discretion of the Company or its designated agents, and any such determination will be final.  The net asset value will be calculated for this purpose as of September 28, 2012 or, if the Offer is extended, as of the last business day of the second month following the month in which the Offer actually expires (the “Valuation Date”).

•	The Company reserves the right to adjust the Valuation Date to correspond with any extension of the Offer.

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You may tender your Shares (defined as a specific dollar value) up to an amount such that you maintain the minimum required account balance of $25,000 (or any lower amount equal to your initial subscription amount net of placement fees) after the purchase of Shares.  If you tender Shares and we purchase those Shares, we will issue you a non-interest bearing, non-transferable promissory note (the “Note”) entitling you to an amount equal to the unaudited net asset value of the Shares tendered determined as of September 28, 2012 (or if the Offer is extended, as of the Valuation Date) (valued in either case within 30 business days thereafter in accordance with the LLC Agreement).

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The Note will be held for you in your account with your authorized placement agent designated for that purpose and will entitle you to a payment in cash and/or securities (valued according to the LLC Agreement) equal to the unaudited net asset value of your Shares accepted for purchase by the Company to be paid to you (so long as you have tendered less than 95% of your Shares) within 30 days after the relevant Valuation Date or, if Multi-Strategy Series G has requested withdrawals of capital from any investment funds in order to fund the purchase of Shares, within 10 business days after it has received at least 90% of the aggregate amount withdrawn from such investment funds.  If you tender 95% or more of your Shares for purchase, you will receive a Note that provides for a two-step payment - at least 95% of the amount due will be paid within the time periods set forth in the preceding sentence, and the remaining amount due generally will be paid within 90 days of the Valuation Date.  If you wish to receive a copy of your Note, you may call BNY Mellon Investment Servicing at BNY Mellon Investment Servicing at (800) 305-0816 to request that a copy be sent to you by mail.

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If you tender only a portion of your Shares, you will be required to maintain an account balance equal to at least $25,000 (or any lower amount equal to your initial subscription amount net of placement fees).  In addition to those circumstances described in Section 8 in which the Company is not required to accept tendered Shares, we reserve the right to purchase less than the amount you tender if the purchase would cause your account to have less than the required minimum balance.  See Section 4.

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If we accept all or a portion of the Shares you tender, we will pay you the proceeds from one or more of the following sources:  cash on hand, withdrawals of capital from the investment funds in which Multi-Strategy Series G is invested, the proceeds of the sale of portfolio securities, or borrowings (which we do not intend to do).  See Section 7.

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Following this Summary Term Sheet is a formal notice of our Offer to purchase your Shares.  If you desire to tender Shares for purchase, you must do so by 11:59 p.m., New York time, on July 25, 2012.  Until that time, you have the right to change your mind and withdraw any tenders of your Shares.  Shares withdrawn prior to July 25, 2012 may be re-tendered by following the tender procedures before the Offer expires (including any extension period).  After July 25, 2012, the Company in its discretion may permit the withdrawal of tenders at any time prior to the Valuation Date.  See Section 6.

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If you would like us to purchase all or some of your Shares, you should complete, sign and either (i) U.S. Post Office mail (via certified mail return receipt requested) or otherwise deliver a Notice of Intent to Tender to SkyBridge Capital c/o BNY Mellon Investment Servicing, PO Box 9861, Providence RI 02940-5078; or (ii) via private overnight service to SkyBridge Capital c/o BNY Mellon Investment Servicing, 101 Sabin Street, Pawtucket RI 02860; or (iii) fax it to BNY Mellon Investment Servicing at (508) 599-6082, so that it is received before 11:59 p.m., New York time, on Wednesday, July 25, 2012.  IF YOU CHOOSE TO FAX THE NOTICE OF INTENT TO TENDER, YOU SHOULD MAIL THE ORIGINAL NOTICE OF INTENT TO TENDER TO BNY MELLON INVESTMENT SERVICING PROMPTLY AFTER YOU FAX IT (ALTHOUGH THE ORIGINAL DOES NOT HAVE TO BE RECEIVED BEFORE 11:59 P.M., NEW YORK TIME, ON WEDNESDAY, JULY 25, 2012).  Note that, notwithstanding the foregoing, certain Members may be required to deliver their Notice of Intent to Tender to their financial consultant (instead of directly to BNY Mellon Investment Servicing).  All Members tendering Shares should carefully review their Notice of Intent to Tender and follow the delivery instructions therein.  See Section 5.  The value of your Shares may change between April 30, 2012 (the last date for which net asset values were calculated) and September 28, 2012, the date for which the net asset value of your investment will be determined for purposes of calculating the purchase price for your Shares.  See Section 3.

As of April 30, 2012, Multi-Strategy Series G’s unaudited net asset value per Share was $1,133.171.  If you would like to obtain the estimated net asset value of your Shares, which we calculate from time to time based upon the information we receive from the managers of the investment funds in which Multi-Strategy Series G is invested, you may contact BNY Mellon Investment Servicing, PO Box 9861 Providence RI 02940-5078 or (800) 305-0816, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m., New York time.  See Section 3.

2.	BACKGROUND AND PURPOSE OF THE OFFER.

The purpose of this Offer is to provide liquidity to the Members who hold Shares of the Company, as contemplated by and in accordance with the procedures set out in the Company’s most recent Prospectus (the “Prospectus”) and the LLC Agreement.  The Prospectus and the LLC Agreement, which were provided to each Member in advance of subscribing for Shares, provide that the board of directors of the Company (the “Board of Directors”) has the discretion to determine whether the Company will purchase Shares from time to time from Members pursuant to written tenders.  The Prospectus also states that the Company’s investment adviser, SkyBridge Capital II, LLC (the “Adviser”), expects to recommend to the Board of Directors that the Company purchase Shares from Members quarterly each year on the last business day of March, June, September and December.  The Company has offered to purchase Shares from the Members on a regular basis, commencing June 30, 2003.

Because there is no secondary trading market for Shares and transfers of Shares are prohibited without prior approval of the Company, the Board of Directors has determined to cause the Company to make this Offer, after consideration of various matters, including but not limited to those set out in the Prospectus and the recommendation of the Adviser.  The Adviser expects to recommend to the Board of Directors that the Company offer to purchase Shares on a quarterly basis each year, but the Board of Directors may determine not to accept such recommendations from time to time.

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in Multi-Strategy Series G of Members who do not tender their Shares.  Members who retain their Shares may be subject to increased risks due to the reduction in the net assets resulting from payment for the Shares tendered.  These risks include the potential for greater volatility due to decreased diversification.  A reduction in the net assets of Multi-Strategy Series G (and thereby the Company as a whole) may result in Members who do not tender Shares bearing higher costs to the extent that certain expenses borne by the Company are relatively fixed and may not decrease if assets decline.  These effects may be reduced or eliminated to the extent that additional subscriptions for Shares are made by new and existing Members from time to time.  Payment for Shares purchased pursuant to this Offer may also require Multi-Strategy Series G to liquidate portfolio holdings earlier than the Adviser would otherwise have caused these holdings to be liquidated, potentially resulting in losses or increased investment-related expenses.

Shares that are tendered to the Company in connection with the Offer will be retired, although the Company may issue additional Shares from time to time in accordance with the Prospectus.  The Company currently expects that it will accept subscriptions for Shares as of the first business day of each calendar month, but is under no obligation to do so, and may do so more frequently as determined by the Adviser (acting pursuant to administrative authority delegated by the Board of Directors).

The tender of Shares by a Member will not affect the record ownership of such Member for purposes of voting or entitlement to any distributions payable by the Company unless and until such Shares are actually purchased.  Also realize that although the Offer expires on July 25, 2012, you remain a Member of the Company with respect to the Shares you tendered that are accepted for purchase by the Company through September 28, 2012, the date for which the net asset value of your Shares is calculated.

3.	OFFER TO PURCHASE AND PRICE.

The Offer is for up to 25% of the Company’s outstanding Multi-Strategy Series G Shares.  The Company will, on the terms and subject to the conditions of the Offer, purchase Shares that are tendered by Members by 11:59 p.m., New York time, on Wednesday, July 25, 2012 (the “Initial Repurchase Deadline”), and not withdrawn (as provided in Section 6 below), or such later date as corresponds to any extension of the Offer.  The later of the Initial Repurchase Deadline or the latest time and date to which the Offer is extended is the Repurchase Deadline.  The Company reserves the right to extend, amend or cancel the Offer as described in Sections 4 and 8 below.  The purchase price of Shares tendered will be their unaudited net asset value per Share as of September 28, 2012 or, if the Offer is extended, as of the last business day of the second month following the month in which the Offer expires (such time and date, the “Valuation Date”), payable as set out in Section 7.  As of the close of business April 30, 2012, the unaudited net asset value of Multi-Strategy Series G was $2,389,283,736.27 (with an unaudited net asset value per Share of $1,133.171).

4.	AMOUNT OF TENDER.

Subject to the limitations set out below, Members may tender their Shares (defined as a specific dollar value) up to an amount such that they maintain the minimum required account balance of $25,000 (or any lower amount equal to a Member’s Initial subscription amount net of placement fees) after the purchase of Shares.  If a Member tenders an amount that would cause the Member’s account balance to fall below the required minimum, the Company reserves the right to reduce the amount to be purchased from such Member so that the required minimum balance is maintained or to purchase all of the Member’s Shares.  The Offer is being made to all Members of the Company and is not conditioned on any minimum amount of Shares being tendered.

If the amount of Shares that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 6 below is less than or equal to 25% of its outstanding Multi-Strategy Series G Shares (or such greater amount as the Company may elect to purchase pursuant to the Offer), the Company will, on the terms and subject to the conditions of the Offer, purchase all of the Shares so tendered unless the Company elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 8 below.  If more than 25% of its outstanding Multi-Strategy Series G Shares are duly tendered to the Company prior to the expiration of the Offer and not withdrawn pursuant to Section 6 below, the Company will in its sole discretion either (a) accept the additional Shares permitted to be accepted pursuant to Rule 13e-4(f)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (b) increase the outstanding Shares that the Company is offering to purchase by up to two percent (2%) on the Repurchase Deadline; (c) extend the Offer, if necessary, and increase the amount of Shares that the Company is offering to purchase to an amount it believes sufficient to accommodate the excess Shares tendered as well as any Shares tendered during the extended Offer; or (d) accept a portion of the Shares tendered prior to or on the Repurchase Deadline for payment on a pro rata basis based on the aggregate net asset value of tendered Shares.  The unaccepted portion of any tender of Shares made by a Member pursuant to this Offer shall not be automatically carried forward or given priority in connection with any future tender offer made by the Company, but any Member that wishes to have the Company repurchase Shares that were not accepted for repurchase in connection with this Offer may again tender those Shares in connection with, and subject to the terms and conditions of, any future tender offer made by the Company.  The Offer may be extended, amended or canceled in various other circumstances described in Section 8 below.

5.	PROCEDURE FOR TENDERS.

Members wishing to tender Shares pursuant to the Offer should send or deliver by July 25, 2012, a completed and executed Notice of Intent to Tender in accordance with the instructions on the first page of such Member’s Notice of Intent to Tender.  The completed and executed Notice of Intent to Tender must be received by BNY Mellon Investment Servicing, either by mail or by fax, no later than 11:59 p.m., New York time, on July 25, 2012 (or if the Offer is extended, no later than the Repurchase Deadline).  If your Notice of Intent to Tender instructs you to deliver the form to your financial consultant (instead of directly to BNY Mellon Investment Servicing), please allow sufficient time for your financial consultant to deliver your Notice of Intent to Tender to BNY Mellon Investment Servicing by 11:59 p.m., New York time, July 25, 2012.

The Company recommends that all documents be submitted to BNY Mellon Investment Servicing (or your financial consultant, as applicable) via certified mail, return receipt requested, or by facsimile transmission.  A Member choosing to fax a Notice of Intent to Tender must also send or deliver the original completed and executed Notice of Intent to Tender promptly thereafter.  Members wishing to confirm receipt of a Notice of Intent to Tender may contact BNY Mellon Investment Servicing (or your financial consultant, as applicable).  The method of delivery of any documents is at the election and complete risk of the Member tendering Shares including, but not limited to, the failure of BNY Mellon Investment Servicing (or your financial consultant, as applicable) to receive any Notice of Intent to Tender or other document submitted by facsimile transmission.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Company, in its sole discretion, and such determination will be final and binding.  The Company reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Company, be unlawful.  The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Share or any particular Member, and the Company’s interpretation of the terms and conditions of the Offer will be final and binding.  Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company will determine.  Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived.  None of the Company, the Adviser or the Board of Directors will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give such notice.

6.	WITHDRAWAL RIGHTS.

The Prospectus and the LLC Agreement provide that a tender of Shares may be withdrawn by a Member at any time before 11:59 p.m., New York time, Wednesday, July 25, 2012.  After the Repurchase Deadline, the Company in its discretion may permit a withdrawal of Shares by a tendering member at any time prior to the Valuation Date.  To be effective, any notice of withdrawal must be timely received by BNY Mellon Investment Servicing or must be otherwise accepted by the Company prior to the Valuation Date.  A form to use to give notice of withdrawal of a tender is available by calling BNY Mellon Investment Servicing (or your financial consultant, as applicable).  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, and such determination will be final and binding.  A tender of Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer.  However, withdrawn Shares may be tendered again prior to the relevant Repurchase Deadline by following the procedures described in Section 5.

7.	PURCHASES AND PAYMENT.

For purposes of the Offer, the Company will be deemed to have accepted Shares that are tendered as, if and when it gives notice to the tendering Member of its election to purchase such Shares.  As stated in Section 3 above, the purchase price of Shares tendered by any Member will be the net asset value per Share thereof as of September 28, 2012, if the Offer expires on the Initial Repurchase Deadline, and otherwise the net asset value per Share thereof as of the last business day of the second month following the month in which the Offer expires.  The Company will not pay interest on the purchase price.

For each Member who tenders Shares that are accepted for purchase, payment of the purchase price will consist of a Note, a non-interest-bearing, non-transferable promissory note entitling the Member to receive payment in an amount equal to the unaudited net asset value of such Shares, determined as of the Valuation Date, which is expected to be on September 28, 2012.  For Members who tender less than 95% of their shares for purchase, payment of this amount will be made within 30 days after the Valuation Date or, if Multi-Strategy Series G has requested withdrawals of its capital from any investment funds in order to fund the purchase of Shares, no later than 10 business days after Multi-Strategy Series G has received at least 90% of the aggregate amount withdrawn from such investment funds.  Members that tender 95% or more of their Shares for repurchase will receive a Note that provides for a two-step payment - at least 95% of the amount due will be paid within the time periods set forth in the preceding sentence, and the remaining amount due will be paid within 90 days of the Valuation Date (unless the valuation date of such Shares has changed, or the Series has requested a withdrawal of its capital from the investment funds in which it invests and has not yet received at least 90% of the proceeds of such withdrawal).  This “hold-back” applicable to Members who tender 95% or more of their shares for repurchase will be in the discretion of the Directors.  It is intended to allow a longer period in which modifications to the final Multi-Strategy Series G net asset value can be made, with corresponding adjustments in the value of Shares for purposes of subscriptions and repurchases.  Any such adjustments will be approved by the Company’s Board of Directors or made pursuant to procedures adopted by the Board of Directors.

Although the Company has retained the option to pay all or a portion of the purchase price by distributing securities, the purchase price will be paid entirely in cash except in the unlikely event that the Adviser determines that the distribution of securities is necessary to avoid or mitigate any material adverse effect of the Offer on the Company, Multi-Strategy Series G or on the Members not tendering their Shares.

The Note pursuant to which a tendering Member will receive payment with respect to purchased Shares will be held for the tendering Member in the Member’s account with his or her authorized placement agent designated for that purpose.  Any subsequent cash payment on the Note will be made by wire transfer directly to the same account.

The Company will make payment for Shares it purchases pursuant to the Offer from one or more of the following sources:  (a) cash on hand; (b) withdrawal of capital from the investment funds in which Multi-Strategy Series G is invested; (c) the proceeds of the sale of securities and portfolio assets held by Multi-Strategy Series G; and/or (d) possibly borrowings.  Upon its acceptance of tendered Shares for purchase, the Company will segregate with its custodian and maintain daily on its books a segregated account consisting of cash, liquid securities or interests in the investment funds that Multi-Strategy Series G has requested be withdrawn (or any combination of them) equal to the value of the unpaid amount estimated to be paid under any Note described above.  Neither the Company, the Board of Directors, nor the Adviser has determined at this time to borrow funds to purchase Shares tendered in connection with the Offer.  However, depending on the dollar amount of Shares tendered and prevailing general economic and market conditions, the Company, in its sole discretion, may decide to fund any portion of the purchase price, subject to compliance with applicable law, through borrowings.  If the Company funds any portion of the purchase price in that manner, it will deposit assets to serve as collateral for any amounts so borrowed in a special custody account with its custodian established for that purpose.  If the Company were to fail to repay any such amounts, the lender would be entitled to satisfy the Company’s obligations from the collateral deposited in the special custody account.  The Company expects that the repayment of any amounts so borrowed will be financed from additional funds contributed to the Company by existing and/or new Members, withdrawal of Multi-Strategy Series G from the investment funds in which it has invested or from the proceeds of the sale of securities held by Multi-Strategy Series G.

8.	CERTAIN CONDITIONS OF THE OFFER.

The Company reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Members of such extension.  In the event that the Company so elects to extend the tender period, for the purpose of determining the purchase price for tendered Shares, the net asset value per Share will be determined as of the close of business on the last business day of the second month following the month in which the Offer expires.  During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer.  The Company also reserves the right, at any time and from time to time up to and including acceptance of tenders pursuant to the Offer, to:  (a) cancel the Offer in the circumstances set out in the following paragraph and in the event of such cancellation not to purchase or pay for any Shares tendered pursuant to the Offer; (b) amend the Offer; and (c) postpone the acceptance of Shares.  If the Company determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify the Members of Multi-Strategy Series G.

The Company may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if:  (a) Multi-Strategy Series G would not be able to liquidate portfolio securities in a manner that is orderly and consistent with its stated investment objectives and policies in order to purchase Shares tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Directors, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Company, (ii) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Company, (iii) limitation imposed by federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Company or Multi-Strategy Series G has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Company or Multi-Strategy Series G, (vi) material decrease in the net asset value of Multi-Strategy Series G  from the net asset value of Multi-Strategy Series G as of commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Company, Multi-Strategy Series G or the Members if Shares tendered pursuant to the Offer were purchased; or (c) the Board of Directors determines that it is not in the best interest of the Company to purchase Shares pursuant to the Offer.

9.	CERTAIN INFORMATION ABOUT THE COMPANY.

The Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified, management investment company offering its Shares in a single series designated as Multi-Strategy Series G.  It was organized as a Delaware limited liability company on August 16, 2002.  Subscriptions for Shares of the Company were first accepted for investment as of December 31, 2002.  The principal office of the Company is located at 527 Madison Avenue, 16th Floor, New York, New York 10022 and the telephone number is (212) 485-3100.  Shares are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement.

Based on April 30, 2012 net asset values, the following persons own Shares equal in value to the following amounts:

Person	Multi-Strategy Series G Shares	Approximate Percentage of Multi-Strategy Series G’s Net Capital
Adviser	$0	0%
Charles Hurty (Director)	$0	0%
Steven Krull (Director)	$0	0%
Raymond Nolte (Director)	$362,315.56	.015%
Joshua Weinreich (Director)	$0	0%

Other than those listed in the tables above, no person controlling the Company, or the Adviser nor any associate or majority-owned subsidiary of such person owns (directly or indirectly) Shares of the Company.  Unless otherwise noted, addresses for each of the persons listed above are provided in Item 3.

Other than the issuance of Shares by the Company in the ordinary course of business, there have been no transactions involving Shares that were effected during the past 60 days by the Company, the Adviser, any Director or any person controlling the Company, or the Adviser.

Neither the Company, the Adviser nor the Board of Directors has any plans or proposals that relate to or would result in:  (1) the acquisition by any person of additional Shares (other than the Company’s intention to accept subscriptions for Shares on the first business day of each calendar month and from time to time as described in Section 7 above), or the disposition of Shares (other than through periodic purchase offers, including this Offer); (2) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or Multi-Strategy Series G; (3) any material change in the present distribution policy or indebtedness or capitalization of the Company or Multi-Strategy Series G; (4) any change in the present Board of Directors or in the management of the Company including, but not limited to, any plans or proposals to change the number or the term of members of the Board of Directors, or to fill any existing vacancy on the Board of Directors or to change any material term of the employment contract of any executive officer; 5) a purchase, sale or transfer of a material amount of assets of the Company or Multi-Strategy Series G (other than as may be necessary or appropriate to fund all or a portion of the purchase price for Shares acquired pursuant to the Offer or in connection with the ordinary portfolio transactions of the Multi-Strategy Series G); (6) any other material change in the Company’s corporate structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act; or (7) any changes in the LLC Agreement or other governing instruments or other actions that could impede the acquisition of control of the Company.

10.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

The following discussion is a general summary of the federal income tax consequences of the purchase of Shares by the Company from Members pursuant to the Offer.  Members should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Shares by the Company pursuant to the Offer.

In general, a Member from whom Shares (held as capital assets) are purchased by the Company may realize a capital gain or loss in an amount equal to the difference between the amount realized and the Member’s adjusted tax basis in the Shares.  Such gain or loss will be long-term or short-term, depending upon the Member’s holding period for the Shares.  Generally, a Member’s gain or loss will be a long-term gain or loss if the Shares have been held for more than one year.  A loss realized on a sale or exchange of Shares will be disallowed if such Shares are acquired (whether through the automatic reinvestment of dividends or otherwise) within a 61-day period beginning 30 days before and ending 30 days after the date on which the Shares are disposed of.  In such case, the basis of the Shares acquired will be adjusted to reflect the disallowed loss.  Notwithstanding the foregoing, however, note that in certain circumstances proceeds of a repurchase offer received by a Member will be treated as a dividend paid to that Member, rather than as amounts received in exchange for the tendered shares.

Under Treasury regulations, if a Member recognizes a loss with respect to Shares in any single tax year of $2 million or more for an individual Member or $10 million or more for a corporate Member, the Member will likely have to file with the Internal Revenue Service a disclosure statement on Form 8886.  Members should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

11.	MISCELLANEOUS.

The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction.  The Company is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction.  However, the Company reserves the right to exclude Members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made.  The Company believes such exclusion is permissible under applicable laws and regulations, provided the Company makes a good faith effort to comply with any state law deemed applicable to the Offer.

Multi-Strategy Series G has completed the tax transition originally described in the tender offer documents dated September 25, 2005 and the supplement to the Company’s registration statement dated October 3, 2005.  Accordingly, Multi-Strategy Series G is now generally subject to certain requirements as to annual distributions of income and gain.  Pursuant to the Company’s automatic dividend reinvestment program, any such distribution is automatically invested in additional Shares except to the extent that the relevant Member is no longer a Member on the payment date of such distributions (i.e., because all Shares held by that Member have been repurchased by the Company as of that date) in which case the Member shall receive such distributions in cash.

The Company has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to this Offer.  A free copy of such statement may be obtained by contacting BNY Mellon Investment Servicing at (800)305-0816 or BNY Mellon Investment Servicing PO Box 9861, Providence, RI 02940-5078 or from the Securities and Exchange Commission’s internet web site, http://www.sec.gov.  A copy may be inspected and copied at, and for a fee may be obtained by mail from, the public reference office of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, DC 20549.